Exhibit 99.1

For Immediate Release

Contacts:	Norman Black, Public Relations
404-828-7593
Andy Dolny, Investor Relations
404-828-8901

UPS 1Q EARNINGS PER SHARE GROW 10%

U.S. Domestic and Supply Chain & Freight Segments

Post Double-Digit Gains in Operating Profit

ATLANTA, April 26, 2012 – UPS (NYSE:UPS) today announced first quarter 2012 diluted earnings per share of $1.00, a 10% improvement over the prior-year period. Consolidated revenue increased 4.4% to $13.1 billion. Operating profit for the U.S. Domestic and Supply Chain and Freight segments increased 13% and 19%, respectively.

“These results demonstrate that UPS is providing its customers with the solutions needed for today’s ever-changing market conditions,” said Scott Davis, UPS chairman and CEO. “We will continue to invest and develop innovative services that facilitate global commerce, ensuring UPS’s long-term success.”

Consolidated Results	1Q 2012		1Q 2011
Revenue	$13.14	B	$12.58	B
Operating profit	$1.57	B	$1.47	B
Operating margin	11.9%		11.7%
Average volume per day	15.6	M	15.0	M
Diluted earnings per share	$1.00		$0.91

During the period, UPS delivered approximately 1 billion packages, a 4.3% increase. Rapid e-commerce growth combined with growing demand for lightweight shipping solutions contributed to these results.

In March, UPS announced its intention to acquire TNT Express. This addition will further expand UPS’s portfolio of solutions and geographic footprint. The complementary strengths of both organizations will create a customer-focused global platform and a leader in the logistics industry.

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Cash Position

For the quarter ending March 31, UPS generated $1.8 billion in free cash flow. Capital expenditures were $417 million, including the delivery of three B-767 aircraft. UPS repurchased 7.1 million shares for approximately $550 million and paid dividends totaling $534 million.

In February, UPS announced a 10% increase in its regular quarterly dividend to $0.57 per share. The company has maintained or increased its dividend for more than four decades and has more than tripled the payout since going public in 1999.

U.S. Domestic Package	1Q 2012		1Q 2011
Revenue	$8.00	B	$7.54	B
Operating profit	$995	M	$880	M
Operating margin	12.4%		11.7%
Average volume per day	13.24	M	12.67	M

For the quarter, U.S. Domestic revenue increased 6.1% driven by daily volume growth of 4.5%. Operating profit improved 13% over the prior year period with margin expansion of 70 basis points.

Daily volume for deferred products jumped 9.9% and UPS Next Day Air® volume climbed 5%, driven primarily by on-line retail growth. Ground volume improved 4% on strong demand for lightweight shipping options.

Increases in revenue per piece produced by higher base rates and fuel surcharges were mostly offset by changing product and customer mix as e-commerce continued to drive volume growth.

During the quarter, the company achieved a milestone when the millionth user enrolled in UPS My Choicesm, the unique consumer-based delivery solution that UPS rolled out in October 2011. My Choicesm users received more than 7 million shipments and used the service to conveniently control the delivery of 1 million packages.

International Package	1Q 2012		1Q 2011
Revenue	$2.97	B	$2.90	B
Operating profit	$408	M	$453	M
Operating margin	13.8%		15.6%
Average volume per day	2.35	M	2.29	M

International revenue was $2.97 billion, an increase of 2.3% compared to the same period last year. Revenue per piece was down slightly, though up 2% on a currency-neutral basis. Continued weakness out of Asia and increased intra-regional volumes also negatively impacted yield growth.

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UPS Export volume growth continued to outpace the market at 5.4%, with solid gains in Europe, intra-Asia and Mexico. Operating margin declined to 13.8%, reflecting the impact of increased fuel cost, changing product mix and shifting trade patterns.

During the quarter, UPS increased cargo capacity by more than 50 percent on 20 weekly flights in Latin America and expanded its air infrastructure for western Mexico by establishing a regular flight to Guadalajara.

Supply Chain & Freight	1Q 2012		1Q 2011
Revenue	$2.17	B	$2.14	B
Operating profit	$166	M	$139	M
Operating margin	7.7%		6.5%

Operating profit in the Supply Chain and Freight segment climbed 19% on revenue growth of 1.3%. Operating margin expanded 120 basis points to 7.7%.

Operating margin in the Forwarding business expanded due to growth in customized solutions and brokerage services, in addition to improved productivity. However, revenue was negatively impacted by declines in both tonnage and yield as excess capacity in the market continues.

Demand for UPS healthcare solutions drove revenue gains in the Logistics business unit. Operating margin expanded despite the impact of continued investment in the healthcare network.

Earlier this month, UPS announced an industry-first expedited heavy freight option for shipments between the U.S. and Mexico. UPS CrossBorder Connect™ now allows customers to ship heavy freight on the ground and realize improved transit times over traditional LTL carriers.

Outlook

“UPS delivered earnings growth in line with our expectations, driven by the results of the U.S. Domestic and Supply Chain and Freight segments,” said Kurt Kuehn, UPS’s chief financial officer. “Our performance reflects the strength of our global portfolio and the adaptability of the UPS operating model. Therefore, we remain confident in our previous guidance for 2012 diluted earnings per share of $4.75 to $5.00, an increase of 9%-to-15% over 2011 adjusted results.”

UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

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EDITOR’S NOTE:

UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will discuss first quarter results with investors and analysts during a conference call at 8:30 a.m. EDT today. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

UPS routinely posts investor announcements on its web site — www.investors.ups.com — and encourages those interested in the company to check there frequently.

United Parcel Service, Inc.

Selected Financial Data - First Quarter

(unaudited)

	Three Months Ended March 31,		Change
	2012	2011	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$8,004	$7,543	$461	6.1%
International Package	2,966	2,900	66	2.3%
Supply Chain & Freight	2,166	2,139	27	1.3%

Total revenue	13,136	12,582	554	4.4%

Operating expenses:
Compensation and benefits	6,835	6,562	273	4.2%
Other	4,732	4,548	184	4.0%

Total operating expenses	11,567	11,110	457	4.1%

Operating profit:
U.S. Domestic Package	995	880	115	13.1%
International Package	408	453	(45)	-9.9%
Supply Chain & Freight	166	139	27	19.4%

Total operating profit	1,569	1,472	97	6.6%

Other income (expense):
Investment income	6	11	(5)	-45.5%
Interest expense	(94)	(85)	(9)	10.6%

Total other income (expense)	(88)	(74)	(14)	18.9%

Income before income taxes	1,481	1,398	83	5.9%

Income tax expense	511	483	28	5.8%

Net income	$970	$915	$55	6.0%

Net income as a percentage of revenue	7.4%	7.3%

Per share amounts
Basic earnings per share	$1.01	$0.92	$0.09	9.8%
Diluted earnings per share	$1.00	$0.91	$0.09	9.9%

Weighted-average shares outstanding
Basic	962	992	(30)	-3.0%
Diluted	972	1,002	(30)	-3.0%

Certain prior year amounts have been reclassified to conform to the current year presentation.	1

United Parcel Service, Inc.

Selected Financial Data - First Quarter

(unaudited)

	Three Months Ended March 31,		Change
	2012	2011	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,557	$1,495	$62	4.1%
Deferred	820	753	67	8.9%
Ground	5,627	5,295	332	6.3%

Total U.S. Domestic Package	8,004	7,543	461	6.1%
International Package:
Domestic	640	629	11	1.7%
Export	2,195	2,131	64	3.0%
Cargo	131	140	(9)	-6.4%

Total International Package	2,966	2,900	66	2.3%
Supply Chain & Freight:
Forwarding and Logistics	1,424	1,429	(5)	-0.3%
Freight	618	604	14	2.3%
Other	124	106	18	17.0%

Total Supply Chain & Freight	2,166	2,139	27	1.3%

Consolidated	$13,136	$12,582	$554	4.4%

Consolidated volume (in millions)	998	957	41	4.3%

Operating weekdays	64	64	—

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,213	1,155	58	5.0%
Deferred	985	896	89	9.9%
Ground	11,042	10,618	424	4.0%

Total U.S. Domestic Package	13,240	12,669	571	4.5%
International Package:
Domestic	1,409	1,393	16	1.1%
Export	943	895	48	5.4%

Total International Package	2,352	2,288	64	2.8%

Consolidated	15,592	14,957	635	4.3%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.06	$20.22	$(0.16)	-0.8%
Deferred	13.01	13.13	(0.12)	-0.9%
Ground	7.96	7.79	0.17	2.2%
Total U.S. Domestic Package	9.45	9.30	0.15	1.6%
International Package:
Domestic	7.10	7.06	0.04	0.6%
Export	36.37	37.20	(0.83)	-2.2%
Total International Package	18.83	18.85	(0.02)	-0.1%
Consolidated	$10.86	$10.76	$0.10	0.9%

Certain prior year amounts have been reclassified to conform to the current year presentation.	2

United Parcel Service, Inc.

Reconciliation of Free Cash Flow

(unaudited)

(amounts in millions)	Preliminary Year-to-Date March 31, 2012
Net cash from operations	$2,250
Capital expenditures	(417)
Proceeds from disposals of PP&E	25
Net change in finance receivables	24
Other investing activities	(76)

Free cash flow	$1,806

Amounts are subject to reclassification.

Certain prior year amounts have been reclassified to conform to the current year presentation.	3